As filed with the Securities and Exchange Commission on May 15, 2025.

Registration 333-________

United States

Securities and Exchange Commission

Washington,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FRANKLIN FINANCIAL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1440803 (IRS Employer Identification No.)
1500 Nitterhouse Drive, Chambersburg, Pennsylvania (Address of principal executive offices)	17201-0819 (Zip Code)

Franklin Financial Services Corporation Employee Stock Purchase Plan

(Full title of the plan)

, Pennsylvania 17201-0819 264-6116	1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043

Craig W. Best

President & Chief Executive Officer

FRANKLIN FINANCIAL SERVICES CORPORATION

1500 Nitterhouse Drive

Chambersburg, Pennsylvania 17201-0819

(717) 264-6116

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy To: Erik Gerhard, Esquire BYBEL RUTLEDGE LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a  non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Franklin Financial Services Corporation (the “Registrant”), relating to 250,000 shares of the Registrant's common stock, par value $1.00 per share (the “Common Stock”), issuable under the Franklin Financial Services Corporation Employee Stock Purchase Plan (the “Plan”). The Plan was approved by vote of the shareholders of the Registrant at the 2025 annual meeting of shareholders of the Registrant held on April 29, 2025. This Registration Statement is being filed to register the shares of Common Stock issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The Registrant incorporates the following documents by reference into this Registration Statement as filed with the Commission:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 14, 2025;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 15, 2025;

(c)The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 14, 2025,  January 21, 2025,  April 14, 2025, and May 2, 2025;

(d)The description of the Registrant's Common Stock contained in the Registrant's Form 8-A (File No. 001-38884) filed with the SEC on April 26, 2019, including any amendment or report filed for the purpose of updating such description;  and

(e)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this Registration Statement and become a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as to so modified or amended, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not Applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Sections 1741 through 1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaw provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Sections 1741 through 1750 of the BCL.

The Registrant's bylaws provide for the indemnification of directors and officers to the extent provided by the BCL. The Registrant's bylaws provide indemnification or reimbursement for reasonable expenses actually incurred by directors or officers. However, indemnification or reimbursement shall be provided only when a director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy covering the Registrant and its subsidiaries.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit

No.Exhibits

3.1

Amended and Restated Articles of Incorporation of Franklin Financial Services Corporation (Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed with the Commission on August 7, 2020.)

3.2	Bylaws of Franklin Financial Services Corporation (Incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K as filed with the Commission on September 2, 2022.)

5.1*	Opinion of Bybel Rutledge LLP re: Legality.

23.1*	Consent of Crowe LLP.

23.2*	Consent of Bybel Rutledge LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of Directors and Officers (included on Signature Pages).

99.1

Franklin Financial Services Corporation Employee Stock Purchase Plan. (Incorporated herein by reference to Appendix A of the Corporation's Definitive Proxy Statement filed with the Commission on March 25, 2025.)

107.1*	Filing Fee Table

* Filed herewith.

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided,  however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Chambersburg, Commonwealth of Pennsylvania, on May 15, 2025.

Franklin Financial Services Corporation

By:	/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig W. Best and Mark R. Hollar, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 15, 2025.

Name	Capacity

/s/ G. Warren Elliott G. Warren Elliot	Chairman of the Board and Director
/s/ Craig W. Best Craig W. Best	President & Chief Executive Officer (Principal Executive Officer)
/s/ Mark R. Hollar Mark R. Hollar	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Martin R. Brown Martin R. Brown	Director

/s/ Kevin W. Craig Kevin W. Craig	Director
/s/ Gregory A. Duffey Gregory A. Duffey	Director
/s/ Daniel J. Fisher Daniel J. Fisher	Director
/s/ Stanley J. Kerlin Stanley J. Kerlin	Director
/s/ Donald H. Mowery Donald H. Mowery	Director
/s/ Kimberly M. Rzomp Kimberly M. Rzomp	Director
/s/ Gregory I. Snook Gregory I. Snook	Director